Exhibit 99.1

NEWS RELEASE

Release Time:	4:00 p.m. CST
Contact:	Susan Blair, (501) 978-2217
Date:	February 10, 2015

Bank of the Ozarks, Inc. Completes Acquisition of

Intervest Bancshares Corporation

LITTLE ROCK, ARKANSAS – Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced today the completion of its acquisition of Intervest Bancshares Corporation (“Intervest”) effective February 10, 2015 pursuant to a previously announced definitive agreement and plan of merger between Bank of the Ozarks, Inc. (“Company”) and Intervest.

Pursuant to the terms of the merger agreement, each share of Intervest common stock issued and outstanding immediately prior to the closing was converted into the right to receive 0.3014 of a share of the Company’s common stock. Any fractional shares will be paid in cash. In connection with the closing of the transaction, the Company issued approximately 6.6 million shares of its common stock for the outstanding shares of Intervest common stock.

The transaction is expected to be immediately accretive to the Company’s book value per common share and its tangible book value per common share. The transaction is also expected to be accretive to the Company’s diluted earnings per common share for the first twelve months after the transaction closes and thereafter.

Simultaneous with the closing of the merger, Intervest National Bank, Intervest’s wholly-owned bank subsidiary, merged with and into the Company’s wholly-owned bank subsidiary, Bank of the Ozarks. This acquisition is the Company’s twelfth since March 2010 and larger than any of its previous acquisitions. Intervest had approximately $1.47 billion of total assets, $1.14 billion of loans and $1.17 billion of deposits at December 31, 2014.

“Bank of the Ozarks is very pleased to complete the acquisition of Intervest. Their six offices and quarter century heritage in the Pinellas County, Florida market are a great complement to our four offices in nearby Manatee County. Intervest’s New York and Florida lending teams have a long track record of serving commercial real estate borrowers not currently served by Bank of the Ozarks. We have established a separate Stabilized Properties Group within Bank of the Ozarks, leveraging the experience and expertise of these lending teams, providing us another growth engine for earning assets,” commented George Gleason, Chairman and Chief Executive Officer of Bank of the Ozarks.

Lowell Dansker has been named President, Stabilized Properties Group and Keith Olsen has been named Executive Vice President, Stabilized Properties Group for Bank of the Ozarks. Dansker and Olsen were with Intervest since its inception in 1993.

ADDITIONAL INFORMATION

Bank of the Ozarks, Inc. is a bank holding company with $6.77 billion in total assets as of December 31, 2014 and trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 166 offices in Arkansas, Georgia, Texas, North Carolina, Florida, Alabama, South Carolina, New York and California. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about the Company that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to update such statements. In addition to factors previously disclosed in reports filed by the Company with the SEC, additional risks and uncertainties may include, but are not limited to: the possibility that any of the anticipated benefits of the merger will not be realized or will not be realized within the expected time period; the risk that integration of Intervest’s operations with those of the Company will be materially delayed or will be more costly or difficult than expected; the effect of the merger on customer relationships and operating results; the possibility that the merger may be more expensive than anticipated, including as a result of unexpected factors or events; and general competitive, economic, political and market conditions and fluctuations.